Exhibit 99.1

NEWS RELEASE

DATE:  September 7, 2010

Brian MacNeill Appointed Acting CEO of Oilsands Quest

Calgary, Alberta –The Board of Directors of Oilsands Quest Inc. (NYSE Amex: BQI) (the “Board”) announces senior organizational changes following the recently announced decision to initiate a review of strategic alternatives and to appoint a Special Committee to oversee this process.  The changes are effective immediately.

Brian MacNeill has been appointed acting CEO of Oilsands Quest, replacing T. Murray Wilson. Mr. MacNeill will serve as CEO and direct day to day operations through the period in which the Company is evaluating strategic alternatives. The Board’s decision on a permanent CEO appointment will depend on the outcome of the strategic alternatives process.

Mr. MacNeill joined the Board of Oilsands Quest on August 25, 2009. He is a seasoned energy and financial industry executive who served as the President and Chief Executive Officer of Enbridge Inc., an integrated pipeline company, from 1991 to 2001. He has also been a non-executive member on boards of a number of major Canadian organizations, including serving as Chairman of the Board of Petro-Canada from 2000 to 2009.

The Board has also appointed Ron Blakely as non-executive Chairman of the Board. Mr. Blakely joined the Board of Oilsands Quest on April 7, 2009. He has extensive and varied executive-level experience spanning a 38 year career in the oil and gas industry.

Paul Ching, as part of his role on the Special Committee, will provide added support to the technical staff of the company through the period of the strategic alternatives review. Mr. Ching joined the Board on January 7, 2010, with an exceptional background in heavy oil production, operations, development and reservoir research achieved during a 34 year career with the Royal Dutch Shell group of companies.

T. Murray Wilson, who was most recently Chairman and CEO, has been appointed as Executive Deputy Chairman of Oilsands Quest. Mr. Wilson will advise the Special Committee, providing dedicated support to the evaluation and pursuit of the options expected to emerge from the review process and he will also remain a member of the Board of Directors and the Board committees of which he is currently a member.

Independent of these appointments, Susan MacKenzie has tendered her resignation as Chief Operating Officer of Oilsands Quest. The Company would like to thank Ms. MacKenzie for her contributions since joining Oilsands Quest.

“With the initiation of the review of strategic alternatives and Sue MacKenzie’s decision to resign, we believe that these changes will contribute to a timely and successful conclusion of the process,” said Ron Blakely, non-executive Chairman of the Board of Oilsands Quest. “This structure enables us to make best use of Murray Wilson’s extensive experience from his prior investment banking career, while also drawing increasingly on the expertise that is resident in our Board of Directors.”

The Special Committee is overseeing the review of strategic alternatives. Because Mr. MacNeill is assuming the acting CEO position, Mr. Blakely will now serve as Chair of the Special Committee, which will also continue to include Mr. MacNeill and Mr. Ching.

There can be no assurance that the review of strategic alternatives will result in a financing or a sale of the company or in any other transaction. There is no timetable for the review, and the company does not intend to comment further regarding the evaluation of strategic alternatives unless the Board agrees to a definitive transaction or the process is concluded.

About Oilsands Quest

Oilsands Quest Inc. (www.oilsandsquest.com) is exploring oil sands permits and licences, located in Saskatchewan and Alberta, and is developing Saskatchewan's first oil sands discovery. It is leading the establishment of the province of Saskatchewan’s emerging oil sands industry.

For more information:

Garth Wong
Chief Financial Officer
Email: ir@oilsandsquest.com
Investor Line: 1-877-718-8941